As filed with the Securities and Exchange Commission on November 20, 2001.
                                                     Registration No.  333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                               ------------------
                               GIVEN IMAGING LTD.
             (Exact name of Registrant as specified in its charter)

                               ------------------

                     Israel                              Not Applicable
         (State or other jurisdiction of                (I.R.S. Employer
         incorporation or organization)                Identification No.)

               2 Ha'Carmel Street
                  Yoqneam 20692
                     Israel                              Not Applicable
       (Address of Principal Executive Offices)            (Zip Code)

               Given Imaging Ltd. 1998 Employee Stock Option Plan
               Given Imaging Ltd. 2000 Employee Stock Option Plan
                            (Full Title of the Plan)
                               ------------------
                                Mark G. Gilreath
                               Given Imaging, Inc.
                           Oakbrook Technology Center
                         5555 Oakbrook Parkway, No. 355
                               Norcross, GA 30093
                                 (770) 662-0870
               (Name, address, and telephone number, including area code, of agent for service)

                          Copies of communications to:
   Edward R. Neaher, Jr., Esq.                  Michael Zellermayer, Adv.
        White & Case LLP                  Zellermayer, Pelossof & Co., Advocates
   601 Thirteenth Street, N.W.                       Rubenstein House
         Suite 600 South                            20 Lincoln Street
     Washington, D.C. 20005                           Tel Aviv 67134
       Tel: (202) 626-3600                                Israel
                                                Tel: (011) 972-3-625-5555
                               ------------------

                         CALCULATION OF REGISTRATION FEE
================================== ============== ================ =============== ===============
                                                     Proposed         Proposed
    Title of securities to be      Amount to be       maximum         maximum          Amount of
           registered                registered    offering price    aggregate      registration
                                      (1)(2)         per share        offering          fee
                                                                        price
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS       705,036       $0.005 (3)         $3,525          $0.88
         0.05 per share
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS       33,000         $1.00 (3)        $33,000          $8.25
         0.05 per share
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS       12,000         $1.25 (3)        $15,000          $3.75
         0.05 per share
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS       279,000        $1.27 (3)        $354,330         $88.58
         0.05 per share
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS       318,375        $2.63 (3)        $837,326        $209.33
         0.05 per share
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS       643,932        $3.51 (3)       $2,260,201       $565.05
         0.05 per share
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS       215,520        $4.67 (3)       $1,006,478       $251.62
         0.05 per share
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS       91,200        $11.70 (3)       $1,067,040       $266.76
         0.05 per share
---------------------------------- -------------- ---------------- --------------- ---------------
 Ordinary Shares, par value NIS      1,158,120      $11.25 (4)      $13,028,850      $3,257.21
         0.05 per share
================================== ============== ================ =============== ===============

(1) This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Registrant's 1998 and 2000 Stock Option Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

(2) Represents the registration of Ordinary Shares of Given Imaging Ltd. issuable pursuant under the Registrant's 1998 and 2000 Stock Option Plan, as amended, pursuant to the exercise of options that may be granted thereunder.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon on the exercise price with respect to options issued.

(4) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($11.45 and $11.05) of an Ordinary Share as quoted on the Nasdaq National Market on November 14, 2001 with respect to ordinary shares reserved for issuance pursuant to options to be issued in the future.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Given Imaging Ltd. (the "Company") are incorporated herein by reference:

     (i) Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on September 26, 2001.

     (ii) The description of the Company's ordinary shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 000-33133) filed with the Commission on August 28, 2001.

     In addition to the foregoing, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the ordinary shares being registered pursuant to this registration statement will be passed upon for the Company by Zellermayer, Pelossof & Co., Advocates, Tel Aviv, Israel. Two partners of Zellermayer, Pelossof & Co., Advocates collectively own a total of 95,118 ordinary shares of the Company.

Item 6.  Indemnification of Directors and Officers.

     Under the Israeli Companies Law, an Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. The Company's articles of association contain such an authorization. An undertaking by an Israeli company to indemnify an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

     o a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

     An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

     o a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o    a breach of duty of care to the company or to a third party; and

     o a financial liability imposed on the office holder in favor of a third party.

     An Israeli company may not indemnify or insure an office holder against any of the following:

     o a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o    a breach of duty of care committed intentionally or recklessly;

     o an act or omission committed with intent to derive illegal personal benefit; or

     o    a fine levied against the office holder.

     Under the Israeli Companies Law indemnification and insurance of office holders must be approved by the Company's audit committee and board of directors and, in respect of the Company's directors, by its shareholders.

     The Company's articles of association allow it to exculpate, indemnify and insure its office holders to the fullest extent permitted by the Companies Law. The Company's office holders are currently covered by a directors and officers' liability insurance policy, which covers the period from April 1998 to September 2004 and has an aggregate claim limit of $10.0 million. In addition, the policy provides an additional $20.0 million of coverage for a 12-month period which began on October 10, 2001.

     The Company has entered into agreements with each of its office holders undertaking to exculpate, indemnify and insure them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering. This indemnification is limited to events and amounts determined as foreseeable by the board of directors, and the insurance is subject to the Company's discretion depending on its availability, effectiveness and cost. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.  Undertakings.

     The undersigned Registrant, Given Imaging Ltd., hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and each filing of each Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yoqneam, Israel on this 20th day of November, 2001.

                                             GIVEN IMAGING LTD.



                                             By: /s/ Gavriel Meron
                                                -------------------
                                                Dr. Gavriel Meron
                                                President and Chief
                                                Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Gavriel Meron, Zvi Ben David and Yoram Ashery, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


              Name                              Title                        Date
              ----                              -----                        ----
                                    President and Chief Executive
     /s/ Gavriel Meron                   Officer (Principal           November 20, 2001
--------------------------------         Executive  Officer)
       Dr. Gavriel Meron
                                       Chief Financial Officer
     /s/ Zvi Ben David                (Principal Financial and        November 20, 2001
--------------------------------         Accounting Officer)
         Zvi Ben David

     /s/ Mark Gilreath              United States Representative      November 20, 2001
--------------------------------
         Mark Gilreath

     /s/ Ami Erel                     Chairman of the Board of        November 20, 2001
--------------------------------              Directors
            Ami Erel

     /s/ Doron Birger                         Director                November 20, 2001
--------------------------------
          Doron Birger

     /s/ James M. Cornelius                   Director                November 20, 2001
--------------------------------
      James M. Cornelius

     /s/ Michael Grobstein                    Director                November 20, 2001
--------------------------------
       Michael Grobstein

     /s/ Jonathan Silverstein                 Director                November 20, 2001
--------------------------------
       Jonathan Silverstein


                                      -6-

              Name                              Title                        Date
              ----                              -----                        ----

     /s/ Reuven Baron                         Director                November 20, 2001
--------------------------------
          Reuven Baron

     /s/ Gideon Cohen                         Director                November 20, 2001
--------------------------------
          Gideon Cohen

     /s/ Dalia Megiddo                        Director                November 20, 2001
--------------------------------
       Dr. Dalia Megiddo

                                      -7-

                                  EXHIBIT INDEX

Exhibit No. Description

4.1 Articles of Association of the Registrant, incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.

4.2 Specimen share certificate, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.

5.1 Opinion of Zellermayer, Pelossof & Co, Advocates, Israeli counsel to the Company as to the validity of the ordinary shares (including consent).

23.1        Consent of KPMG Somekh Chaikin, independent accountants.

23.2 Consent of Zellermayer, Pelossof & Co, Advocates, Israeli counsel to the Registrant (included in Exhibit 5.1).

24.1 Powers of Attorney (included in the signature page to this Registration Statement).